EXHIBIT 4-7

                      PARTICIPATION AGREEMENT



          THIS AGREEMENT is made as of May 22, 1995, between Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P. and Chisholm Partners II, L.P. (collectively, the "Investors") and Richard T. Aab ("Executive").

          The execution and delivery of this Agreement by the Executive is a condition to the purchase of Notes and Warrants by the Investors pursuant to a Note and Warrant Purchase Agreement dated as of the date hereof (the "Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

          The parties hereto agree as follows:

          1.   RESTRICTIONS ON TRANSFER.

          (a) TRANSFER OF EXECUTIVE STOCK. Executive shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration any interest in any shares of Common Stock (a "Transfer"), except pursuant to the provisions of this paragraph 1; provided that in no event shall any Transfer of Common Stock pursuant to this paragraph 1 be made for any consideration other than cash payable upon consummation of such Transfer or in installments over time (other than in a transaction in which all shares of the Company's capital stock are sold, transferred or exchanged for new consideration). Prior to making any Transfer, Executive shall deliver written notice (the "Sale Notice") to Investors. The Sale Notice shall disclose in reasonable detail the identity of the prospective transferee(s), the number of shares to be transferred and the terms and conditions of the proposed transfer. Executive shall not consummate any Transfer until 30 days after the Sale Notice has been given to the Investors, unless the parties to the Transfer have been finally determined pursuant to this paragraph 1 prior to the expiration of such 30-day period. The date of the first to occur of such events is referred to herein as the "Authorization Date".

          (b) PARTICIPATION RIGHTS. Each Investor may elect to participate in the contemplated transfer by delivering written notice to Executive and the Company within 20 days after receipt by the Investor of the Sale Notice. If any Investor has elected to participate in such sale, Executive and the electing Investors shall be entitled to sell in the contemplated sale, at the same price and on the same terms, a number of shares of the Company's Common Stock equal to the product of (i) the quotient determined by dividing the percentage of the Common Stock (on a fully-diluted basis) held by such person, by the aggregate percentage of the Common Stock (on a fully-diluted basis) owned by Executive and all electing Investors and (ii) the number of shares of Common Stock to be sold in the contemplated sale.

     For example, if the Sale Notice contemplated a sale of 100 shares of Common Stock, and if Executive was at such time the owner of 30% of the Company's Common Stock (on a fully-diluted basis) and if one Investor elected to participate and the Investor owned 20% of the Company's Common Stock (on a fully-diluted basis), Executive would be entitled to sell 60 shares (30% <divide> 50% x 100 shares) and the Investor would be entitled to sell 40 shares (20% <divide> 50% x 100 shares).

Executive shall use his best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Investors in the contemplated transfer and shall not transfer any Common Stock to the prospective transferee(s) if such transferee(s) refuses to allow the participation of the Investors. Any Investor may participate in a sale of Common Stock pursuant to this paragraph by tendering the number of shares of Series A Preferred or the principal amount of any Note convertible into the appropriate number of shares of Common Stock or by tendering a Warrant for the purchase of the appropriate number of shares of Common Stock with the exercise price thereof to be subtracted from the final purchase price of the Warrants hereunder.

          (c) CERTAIN PERMITTED TRANSFERS. The restrictions contained in this paragraph 1 shall not apply with respect to transfers of shares of Common Stock (i) to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act,
(ii) during any one-year period, in an amount less than 1% of the number of shares of Common Stock that Executive owns as of the date hereof, (iii) contributions to Executive's charitable family trust or foundation totalling not more than $500,000 worth of Common Stock in the aggregate (valued at Market Price on the date of transfer) and (iv) resulting from the foreclosure of shares pledged by Executive.

          (d) PLEDGES. Executive may pledge shares of Common Stock; notwithstanding the foregoing, Executive may pledge shares of Common Stock only pursuant to bona fide pledges to banks or financial institutions (including brokerage firms) in connection with the borrowing of funds.

          (e) TERMINATION OF RESTRICTIONS. The restrictions on the transfer of any share of Executive's Common Stock set forth in this paragraph 1 shall terminate upon the earlier to occur of (i) the Transfer of such share in accordance with the provisions hereof, (ii) the date upon which Executive is no longer an officer, director or employee of the Company or of its Subsidiaries and (iii) the date upon which neither the Notes, the Series A Preferred, nor the Springing Warrants remain outstanding.

          2. HOLDBACK AGREEMENT. Executive shall not effect any public sale or distribution (including sales pursuant to Rule 144) of any shares of Executive's Common Stock or any other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree. The terms Demand Registration and Piggyback Registration have the meanings set forth in the Registration Agreement dated May 22, 1995 between the Company and the Investors.

          3. LEGEND. Each certificate representing shares of Common Stock held by Executive (exclusive of those subject to pledge pursuant to paragraph 1(d) above) shall bear a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A PARTICIPATION AGREEMENT BETWEEN THE CERTAIN INVESTORS IN THE COMPANY, DATED AS OF MAY 22, 1995, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE TRANSFERRABLE PURSUANT TO SEC RULE 144 OR REGISTRATION UNDER THE SECURITIES ACT."

The above legend shall be removed in connection with any transfer described in paragraph 1(c) above.

          4. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) sent by reputable overnight courier service (charges prepaid) or sent via facsimile transmission (acknowledged by written confirmation of receipt or followed with hard copy via certified mail or reputable overnight courier) to the recipient at the address below indicated:

          To the Investors:

          c/o Fleet Equity Partners
          Mail Stop:  RI MO 227
          111 Westminster Street
          Providence, Rhode Island  02903
          Attention:  Robert Van Degna
          Telecopy:   (401) 278-6387

          To Executive:

          c/o ACC Corp.
          400 West Avenue
          Rochester, NY  14611
          Telecopy:  (716) 987-3335


or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

         5.    GENERAL PROVISIONS.

          (a)  TRANSFERS  IN  VIOLATION  OF  AGREEMENT.   Any  Transfer  or
attempted Transfer of any Common Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Stock as the owner of such stock for any purpose.

          (b) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c) COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (d)  COUNTERPARTS.   This  Agreement  may be executed in separate
counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (e) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Investors and their respective successors and assigns.

          (f) GOVERNING LAW. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          (g) REMEDIES. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (h) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and waived only with the prior written consent of the Executive and the Investors owning a majority of the Common Stock on a fully-diluted basis held by all Investors.

          (i) BUSINESS DAYS. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
                      *      *      *      *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                   /s/ Richard T. Aab
                                   Richard T. Aab


                                   FLEET VENTURE RESOURCES, INC.

                                   By /s/ Robert M. Van Degna
                                   Its President


                                   FLEET EQUITY PARTNERS VI, L.P.

                                   By Silverado IV Corp.
                                   Its General Partner

                                   By /s/ Robert M. Van Degna
                                   Its President


                                   CHISHOLM PARTNERS II, L.P.

                                   By Silverado II, L.P.
                                   Its General Partner

                                   By Silverado II, Corp.
                                   Its General Partner

                                   By /s/ Robert M. Van Degna
                                   Its President
Agreed and Accepted:

ACC CORP.

By /s/ Michael R. Daley

Its EVP and CFO